JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) is made as of December 22, 2013, by and among Global Undervalued Securities Master Fund, L.P., a Delaware limited partnership; Kleinheinz Capital Partners, Inc., a Texas corporation (“Kleinheinz Inc.”); John B. Kleinheinz; and Fred N. Reynolds.

WHEREAS, the undersigned are or may be deemed to be beneficial owners of shares of common stock (“Common Stock”) of Gastar Exploration, Inc., a Delaware corporation (the “Company”); and

WHEREAS, the undersigned wish to form a group (the “Group”) for the purpose of coordinating their actions with respect to acquiring or disposing of shares of Common Stock and engaging the Company in discussions involving certain matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the Group agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock and that this Agreement be included as an Exhibit to such joint filing.  Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

2.  So long as this Agreement is in effect, each member of the Group shall provide written notice to Kleinheinz Inc. of (i) any of its purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.  Each of the undersigned agrees to form the Group for the purpose of (i) coordinating their actions with respect to the purchase or sale of shares of Common Stock and (ii) coordinating their actions with respect to any discussions with the Company regarding the Company’s assets, business, capitalization, financial condition or operations.  For the term of this agreement, each member of the Group agrees to treat any confidential and proprietary information provided by any other member of the Group as confidential, subject to applicable laws and regulations.

4.  To the extent that expenses are incurred by a member of the Group in connection with investments in the Company, each member of the Group will pay a portion of the expenses incurred by such member of the Group, pro rata based on their respective holdings; provided that Kleinheinz Inc. will have the right to pre-approve all such expenses.

5.  Each of the undersigned agrees that any SEC filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Paragraph 3 shall be first approved by Kleinheinz Inc., or its representatives, which approval shall not be unreasonably withheld.

6.  The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.  Each party hereto retains sole discretion over acquisitions and dispositions of and voting authority over, the shares of Common Stock that each party holds or beneficially owns.

7.  Any party hereto may terminate its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Kleinheinz Inc., Attention: James K. Phillips, Facsimile: 817.348.8010.  This Agreement will automatically terminate on the date that is 30 days after the date that none of the members of the Group own any securities of the Company.

8.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas. If any provision hereof would be invalid under applicable law, then such provision shall be deemed modified to the extent necessary to render it valid while most nearly preserving its original intent. No provision hereof shall be affected as a result of another provision being held invalid.  In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the federal and state courts in the State of Texas.

10.  This Agreement shall be binding upon any affiliated person of any of the undersigned who becomes or may be deemed to have become the beneficial owner of any Common Stock, unless otherwise terminated by such affiliated person.  Except as otherwise set forth in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No party hereto may assign any of its rights or obligations under this Agreement to any person without the prior written consent of the other parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P.

By:	Kleinheinz Capital Partners, Inc., its general partner

By:	/s/ John B. Kleinheinz
Name:	John B. Kleinheinz
Title:	President

KLEINHEINZ CAPITAL PARTNERS, INC.

By:	/s/ John B. Kleinheinz
Name:	John B. Kleinheinz
Title:	President

/s/ John B. Kleinheinz
JOHN B. KLEINHEINZ

/s/ Fred N. Reynolds
FRED N. REYNOLDS